Exhibit 99.1
NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION REPORTS THIRD QUARTER RESULTS
ST. LOUIS, October 24, 2005 — Maverick Tube Corporation (NYSE:MVK) announced today its results for the quarter ended September 30, 2005. The Company reported net income for the third quarter of $39.2 million, or $0.90 per diluted share, compared to net income of $38.7 million, or $0.89 per diluted share, for the second quarter 2005. Income from continuing operations for the third quarter was $40.6 million, or $0.93 per diluted share, compared to $28.9 million, or $0.67 per diluted share, for the second quarter 2005, as adjusted for discontinued operations. Net income for the third quarter of 2005 included the negative impact of Hurricane Rita, severance costs, expenses associated with the Company’s consolidation of its electrical conduit manufacturing facilities and losses from discontinued operations. These items aggregate approximately $6.8 million, or $0.16 per diluted share. Net income from the second quarter of 2005 included a $0.23 gain on the sale of the Company’s hollowed structural sections (HSS) industrial business and a $0.01 loss from discontinued operations. Net sales from continuing operations were $489.1 million for the third quarter compared to $400.6 million for the second quarter 2005.
Sales of energy products recorded in the third quarter 2005 were $399.5 million compared to $319.6 million in the second quarter 2005, due to very robust Canadian activity, continued strength in the U.S. market, and a full quarter of net sales contribution from Tubos del Caribe and Colmena S.A. Total energy products shipments increased 71,504 tons, or 31.2%, from the second quarter of 2005. Energy products revenue increased 25.0%, reflecting the higher volumes partially offset by a lower average selling price attributable to a higher percentage of line pipe in the mix. U.S. active rigs running increased 6.9% over the second quarter while the Canadian rig count more than doubled over the same period.
Sales of industrial products recorded in the third quarter 2005 were $89.6 million compared to $81.1 million in the second quarter 2005. This 10.5% revenue increase is attributable to a 16.0% increase in shipments partially offset by lower average selling prices.
C. Robert Bunch, the Company’s Chairman and Chief Executive Officer, said, “We are very pleased with the performance of our energy segment in the third quarter. Our participation in the explosive growth experienced by the Canadian oilpatch was a key driver to this quarter’s results, along with continued strong demand in the U.S. energy markets. In addition, we believe the performance of our recently acquired Latin American operation, Tubos del Caribe, validates our strategic growth initiatives. Further, our coiled tubing and coupling businesses made significant contributions to our results. Finally, energy gross margins improved over last quarter primarily due to the anticipated impact of reduced steel costs flowing through cost of goods sold.”
Mr. Bunch continued, “We believe we have made substantial progress on the major initiatives in place for the year. Our premium alloy expansion, expected to double our ability to provide premium alloy OCTG to our customers in 2006, has begun. When completed early next year, we expect our U.S.

OCTG sales mix will be about one-half premium alloy products. In addition, our coiled tubing expansion, which should allow us to meet current demand and to continue to develop new products that address our customers’ needs, is well under way. Further, we are currently installing equipment in our new electrical conduit plant in Louisville, KY. We expect to begin realizing the cost savings associated with this consolidation sometime in the second quarter of 2006. Finally, the realignment of our Company into smaller, more nimble business units supported by a lean, efficient corporate office, is just about complete.”
“These are exciting times for all the stakeholders of Maverick,” Mr. Bunch continued, “We believe the Company is now properly structured and aligned to fully capitalize on current market opportunities and pursue our growth strategy. Global drilling activity is expected to continue to grow in 2006 and beyond, which should drive demand for all of our energy products. As we move into the fourth quarter, we expect to see our cost of sales more closely reflect current steel prices, which should result in improved operating margins. All in all, we believe Maverick is ideally positioned for continued growth.”
Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.
— Table attached —

Maverick Tube Corporation
Selected Consolidated Financial Data
For the Third Quarter and Nine Months Ended September 30, 2005
(In thousands, except rig count and per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$489,137	$353,722	$1,300,583	$926,305
Cost of goods sold	402,615	232,396	1,078,395	642,481

Gross profit	86,522	121,326	222,188	283,824

Selling, general and administrative	21,205	13,618	57,245	48,073
Sales commissions	2,516	3,369	7,585	8,953
Partial trade case relief	(800)	(740)	(800)	(740)

Income from operations	63,601	105,079	158,158	227,538

Interest expense	4,696	1,884	10,478	6,983

Income from continuing operations before income taxes	58,905	103,195	147,680	220,555

Provision for income taxes	18,329	39,292	46,416	83,788

Income from continuing operations	40,576	63,903	101,264	136,767

Income (loss) from operations of discontinued businesses (net of tax)	(1,420)	4,630	(3,416)	18,504
Gain on sale of HSS business (net of tax)	—	—	11,201	—

Net income	$39,156	$68,533	$109,049	$155,271

Diluted earnings per share
Income from continuing operations	$0.93	$1.49	$2.33	$3.21
Income (loss) from discontinued operations	$(0.03)	$0.11	$0.18	$0.44
Net income	$0.90	$1.60	$2.51	$3.64

Average shares deemed outstanding	43,510,635	42,872,304	43,441,106	42,682,920

Other Data:
Depreciation and amortization	$8,821	$6,871	$25,761	$19,980
Capital expenditures	24,196	7,595	54,434	19,254

	September 30,	December 31,
	2005	2004

Balance Sheet Data:
Working capital	$400,065	$471,083
Property, plant & equipment — net	285,277	211,534
Goodwill & intangibles	227,340	120,506
Total assets	1,160,278	1,002,437
Current maturities of long-term debt	67,282	3,298
Long-term revolving credit facility	46,857	54,660
Convertible debt	120,000	120,000
Other long-term debt (less current maturities)	2,114	2,981
Stockholders’ equity	717,964	595,664

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Average U.S. rig count (1)	1,428	1,229	1,348	1,170
Average Canadian rig count (1)	497	326	420	352
Average U.S. & Canadian workover rigs(1)	2,012	1,889	1,932	1,789
Latin America rig count (1)	311	292	317	285
International rig count (1)	911	846	901	827

(1)	Source: Baker Hughes